Exhibit 99.1

Aqua Metals Nominates New Board Member Mark Stevenson

Lifetime veteran of battery recycling and manufacturing industry expected to join innovative lead recycling company

ALAMEDA, Calif. – December 1, 2016 – Aqua Metals (NASDAQ: AQMS) today announced that Mark Stevenson has been nominated to join its board. Mark is a seasoned industry veteran who can bring a wealth of experience to the Company. He has worked throughout the industry, from lead mining to energy storage to lead-acid battery recycling. Mark is expected to be able to provide invaluable insight to the Aqua Metals executive team on industry concerns and trends.

“Aqua Metals is doing something truly unique here,” said Mark. “The industry has long been looking for ways to improve sustainability. This is becoming an especially pressing issue as more energy storage comes online. We are looking at an exciting future for lead-acid battery use, and I believe Aqua Metals is poised to make it an economically and environmentally sustainable one.”

Mark is currently the technical director at Global Lead Technologies and non-executive director at Metallic Waste Solutions. He is also the chairman of Asia Battery Conference and the International Secondary Lead Conference. Mark has been a strong industry leader throughout his lifelong career in the battery recycling and manufacturing industries. He has helped lead, shape and facilitate conversation and innovation through his work leading Asian lead and battery conferences.

“Having Mark join our board is a significant step in our corporate development,” said Dr. Stephen R. Clarke, Chairman and CEO of Aqua Metals. “He not only brings to the table incredible experience in the lead and battery industries but also a remarkable international perspective on the evolution of battery manufacturing and recycling. We are pleased to have his advice and expertise in our corner as we move forward into 2017.”

Aqua Metals recently announced its production of the first-ever AquaRefined lead at its flagship AquaRefinery in McCarran, Nevada. AquaRefining is a water-based, room-temperature process and is the only clean lead recycling method.

About Aqua Metals

Aqua Metals (NASDAQ: AQMS) is reinventing lead recycling with its patent-pending AquaRefiningTM technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. Aqua Metals expects its modular AquaRefining systems to allow the lead-acid battery industry to simultaneously reduce negative environmental impacts and increase production to meet rapidly growing demand. Aqua Metals is based in Alameda, California and built its first recycling facility in Nevada’s Tahoe-Reno Industrial Center.

Additional Information

Aqua Metals will hold its annual meeting of stockholders on December 21, 2016, at which Mr. Stevenson’s nomination will be put before the stockholders of the Company for approval. Aqua Metals has filed with the Securities and Exchange Commission on November 25, 2016 a proxy statement in connection with its annual meeting of stockholders to be held on December 21, 2016, and other relevant documents in connection with the nomination of Mark Stevenson to the Board of Directors of Aqua Metals. The proxy statement and other documents are expected to be mailed on or about December 1, 2016 to holders of record as of November 23, 2016. Investors and security holders are advised to read the proxy statement regarding the nomination of Mark Stevenson because it contains important information. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Aqua Metals at the Securities and Exchange Commission’s web site at www.sec.gov. The proxy statement and such other documents may also be obtained from Aqua Metals by directing such request to Aqua Metals, Inc., 1010 Atlantic Avenue Alameda, California 94501, Attention: Corporate Secretary. Aqua Metals and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Aqua Metals with respect to the nomination of Mark Stevenson. A description of any interests that Aqua Metals or its directors and executive officers have in the nomination of Mark Stevenson are available in the proxy statement. Information regarding Aqua Metals’ officers and directors is included in the proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2016. These materials are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from the Aqua Metals.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc., the lead-acid battery recycling industry, the intended benefits of its agreements with Interstate Batteries, the future of lead-acid battery recycling via traditional smelters, the Company’s development of its commercial lead-acid battery recycling facilities and the quality, efficiency and profitability of Aqua Metals’ proposed lead-acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that Company has only recently commenced lead producing operations, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (2) the uncertainties involved in any new commercial relationship; (3) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities; (4) changes in the federal, state and foreign laws regulating the recycling of lead-acid batteries; (5) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (6) those other risks disclosed in the section “Risk Factors” included in the prospectus supplement dated November 16, 2016 filed with the SEC on November 17, 2016. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Media Relations:

Antenna

Brigit Carlson

201-465-8031

brigit@antennagroup.com

www.antennagroup.com

Investor Relations:

MZ North America

Greg Falesnik

949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us